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                                                                     EXHIBIT 4.1
                               FIRST AMENDMENT TO
                                RIGHTS AGREEMENT



                 This First Amendment to Rights Agreement (this "Amendment") is made and entered into as of the 23rd day of January, 1996, by and between MEDICAL IMAGING CENTERS OF AMERICA, INC., a California corporation (the "Company"), and HARRIS TRUST COMPANY OF CALIFORNIA (the "Rights Agent").


                                    RECITALS

                 A. Whereas, the Company and Union Bank entered into a Rights Agreement (the "Rights Agreement") dated as of October 2, 1991; and

                 B. Whereas, Harris Trust Company of California has replaced Union Bank as Rights Agent under the Rights Agreement; and

                 C. Whereas, Section 27 of the Rights Agreement provides that, subject to certain conditions not applicable here, the Company may supplement or amend any provision of the Rights Agreement without the approval of any holders of Right Certificates representing shares of Common Stock; and

                 D. Whereas, in October 1995, the Company effected a one-for-five reserve stock split (the "Reverse Stock Split") which had certain effects on the Rights Agreement; and

                 E. Whereas, based on the advice of counsel to the Company, the Board of Directors of the Company believes that certain changes to the Rights Agreement, which among other things, provide greater flexibility for the Company under the Rights Agreement and take into consideration the Reverse Stock Split, are desirable and in the best interests of the Company and its shareholders and has authorized certain amendments to the Rights Agreement in the manner set forth herein;

                                   AGREEMENT

                 NOW THEREFORE, the Company and the Rights Agent hereby agree as follows:

                 1.       Amendments.      The Rights Agreement is hereby
          amended as set forth below.

                          (a) The first paragraph of Section 11(a)(ii) of the Rights Agreement is hereby amended to read in its entirety as follows:


                                  "(ii)  In the event any Person shall become
                 an Acquiring Person proper provision shall be made so that each holder of a Right shall thereafter have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement, such

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                 number of Common Shares of the Company as shall equal the
                 result obtained by (x) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (y) 50% of the then current per share market price of the Company's Common Shares (determined pursuant to Section 11(d) hereof) on the date such Person became an Acquiring Person (the "Adjustment Shares")."

                          (b) Section 11(a)(iii) of the Rights Agreement is hereby amended to read in its entirety as follows:

                                  "(iii)  In the event that there shall not be
                 sufficient Common Shares issued but not outstanding or authorized but unissued to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii), the Company shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exercise of the Rights; provided, however, that if the Company determines that it is unable to cause the authorization of a sufficient number of additional Common Shares, then, in the event the Rights become exercisable, the Company, with respect to each Right and to the extent necessary and permitted by applicable law and any agreements or instruments in effect on the date hereof to which it is a party, shall: (A) determine the excess of (1) the value of the Adjustment Shares issuable upon the exercise of a Right (the "Current Value"), over (2) the Purchase Price (such excess, the "Spread") and (B) with respect to each Right, make adequate provision to substitute for the Adjustment Shares, upon payment of the applicable Purchase Price, (1) cash, (2) a reduction in the Purchase Price, (3) Common Shares or other equity securities of the Company (including, without limitation, shares, or units of shares, of preferred stock which the Board of Directors of the Company has deemed to have the same value as Common Shares) (each such share of preferred stock constituting a "Common Stock Equivalent")), (4) debt securities of the Company, (5) other assets or (6) any combination of the foregoing having an aggregate value equal to the Current Value, where such aggregate value has been determined by the Board of Directors of the Company based upon the advice of a nationally recognized investment banking firm selected by the Board of Directors of the Company; provided, however, that if the Company shall not have made adequate provision to deliver value pursuant to clause (B) above within thirty (30) days following the first occurrence of the event described in
                 Section 11(a)(ii) above, then the Company shall be obligated to deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, Common Shares (to the extent available) and then, if necessary, cash, which in the aggregate are equal to the Spread. If the Board of Directors of the Company shall determine in good faith that it is unlikely that sufficient additional Common Shares could be authorized for issuance upon exercise in full of the Rights, the thirty (30) day period set forth above may be extended and re-extended to the extent necessary,



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                 but not more than ninety (90) days following the first
                 occurrence of the event listed in Section 11(a)(ii) above, in order that the Company may seek stockholder approval for the authorization of such additional shares (such period as may be extended, the "Substitution Period"). To the extent that the Company determines that some action need be taken pursuant to the first and/or second sentences of this Section 11(a)(iii), the Company (x) shall provide that such action shall apply uniformly to all outstanding Rights, and (y) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek any authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended as well as a public announcement at such time as the suspension is no longer in effect. For purposes of this Section 11(a)(iii), the value of a Common Share shall be the current per share market price (as determined pursuant to Section 11(d)) on the date of the first occurrence of the event listed in Section 11(a)(ii) above and the value of any Common Stock Equivalent shall be deemed to have the same value as the Common Shares on such date.

                          (c) Section 23(b) of the Rights Agreement is hereby amended to read in its entirety as follows:

                                  "(b)    The Board of Directors of the
                 Company may, at its option, at any time prior to, or within ten (10) days after a Shares Acquisition Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $.05 per Right (after giving effect to the Reverse Stock Split), appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The redemption of the Rights by the Board of Directors may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish."

                          (d) Section 24 of the Rights Agreement is hereby amended to read in its entirety as follows:

                          "Section 24. Exchange

                                  (a)     The Board of Directors of the
                 Company may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of
                 Section 11(a)(ii) hereof) for Preferred Shares or Common Shares, at the option of the Board of Directors of the Company, at an exchange ratio of five one-hundredths of a Preferred Share or one Common Share per Right (after giving effect to the Reverse Stock Split), appropriately


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                 adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Exchange Ratio").

                                  (b) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to subsection (a) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Preferred Shares or Common Shares, at the option of the Board of Directors of the Company, equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Preferred Shares or Common Shares for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 11(a)(ii) hereof) held by each holder of Rights.

                                  (c)  In the event that there shall not be
                 sufficient Preferred Shares or Common Shares issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 24, the Company shall take all such action as may be necessary to authorize additional Preferred Shares or Common Shares for issuance upon exchange of the Rights.

                                  (d)  The Company shall not be required to
                 issue fractions of Preferred Shares or Common Shares or to distribute certificates which evidence fractional Preferred Shares or Common Shares. In lieu of such fractional Preferred Shares or Common Shares, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional Preferred Shares or Common Shares would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole Preferred Share or Common Share. For the purposes of this subsection
                 (e), the current market value of a whole Preferred Share or Common Share shall be the closing price of a Preferred Share or Common Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately after the public announcement by the Company that an exchange is to be effected pursuant to this Section 24."


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                 2.       No Other Changes.  Except as specifically set forth
         herein, no change to the Rights Purchase Agreement is intended by the parties hereto. Except as modified hereby, the parties to the Rights Agreement hereby reaffirm in all respects all of the covenants, agreements, terms and conditions set forth in the Rights Agreement, which are incorporated in full herein by reference, and all terms, conditions and provisions thereof shall remain in full force and effect, except as amended hereby.

                 3. Miscellaneous. The headings and titles of this Amendment are for convenience only and do not constitute a part hereof. This Amendment shall be governed by and construed in accordance with the laws of the State of California. This may be executed in any number of counterparts, any one of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

                 IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

                          THE COMPANY:


                                       MEDICAL IMAGING CENTERS OF AMERICA, INC., a California corporation



                                       By:  /s/ Robert S. Muehlberg
                                                --------------------------------
                                                Name: Robert S. Muehlberg
                                                Its:  President and
                                                      Chief Executive Officer


                          THE RIGHTS AGENT:

                                       HARRIS TRUST COMPANY OF CALIFORNIA

                                       By:  /s/ Michael Goedecke
                                                --------------------------------
                                                Name:   Michael Goedecke
                                                Its:    Assistant Vice President




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